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Exhibit 10.2 Employment Agreement for Norman L. Lowery

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), entered into and effective as of the 1st day of January, 2002 (the "Effective Date"), by and between Terre Haute First National Bank (the "Bank") and Norman L. Lowery (the "Employee").

        WHEREAS, the Employee has heretofore been employed by the Bank as its President and Chief Executive Officer and has performed valuable services for the Bank; and

        WHEREAS, the Board of Directors of the Bank (the "Board") believes it is in the best interest of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

        WHEREAS, the parties desire by this writing to set forth the continuing employment relationship between the Bank and the Employee.

        NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and the Bank agree as follows:

        1. Employment. The Employee is employed as the President and Chief Executive Officer of the Bank. The Employee shall render such administrative and management services for the Bank as are currently rendered and as are currently performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee's other duties shall be such as the Board may, from time to time, reasonably direct, including normal duties as an officer of the Bank. During the term of this Agreement, the Employee shall be nominated and elected to serve as a Director of the Bank or of any successor to the Bank.

        2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a base salary at the rate of $371,800 per annum, payable in cash not less frequently than monthly. Such base salary shall be effective and calculated commencing as of the Effective Date. The Bank may consider and declare from time to time increases in the base salary it pays the Employee. Prior to a Change in Control (as hereinafter defined), the Bank may also declare decreases in the base salary it pays the Employee if the operating results of the Bank are significantly less favorable than those for the fiscal year ending December 31, 2001, and the Bank makes similar decreases in the base salary it pays to other executive officers of the Bank. After a Change in Control, the Bank shall consider and declare salary increases in base salary based upon the following standards:

        Inflation;

        Adjustments to the base salaries of other senior management personnel;

        Past performance of the Employee; and

        The contribution which the Employee makes to the business and profits of the Bank during the term of this Agreement.

        3. Bonuses. The Employee shall participate in any year end bonus granted to other employees by the Board. The Employee shall further participate in an equitable manner with all other senior management employees of the Bank in any discretionary bonuses that the Board may award from time to time to the Bank's senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses.

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        4.     Benefits.

               (a) Participation in Retirement, Medical and Other Benefit Plans. During the term of this Agreement, the Employee shall be eligible to participate in the following benefit plans; group hospitalization, disability, health, dental, sick leave, retirement, supplemental retirement, pension, 401(k), employee stock ownership plan, and all other present or future qualified and/or nonqualified plans provided by the Bank generally, or to executive officers of the Bank, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date, unless the continued operation of such plans or changes in the accounting, legal or tax treatment of such plans would adversely affect the Bank's operating results or financial condition in a material way, and the Board concludes that modifications to such plans are necessary to avoid such adverse effects and such modifications apply consistently to all employees of the Bank participating in the affected plans. In addition, the Employee shall be eligible to participate in any fringe benefits which are or may become available to the Bank's senior management employees, including, for example, any stock option or incentive compensation (including, but not limited to the First Financial Corporation 2001 Long-Term Incentive Plan ("LTIP")) or performance-based plans, any insurance programs (including, but not limited to, any group and executive life insurance programs), and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. All the employee benefits referenced in this Section 4(a) are collectively referred to hereinafter as "Employee Benefits."

               (b) Benefits After Retirement. Upon retirement of the Employee during the term of this Agreement, the Bank agrees to continue, at no greater cost to Employee than is generally allocated to all employees, full coverage for the Employee, his spouse and his children living in his household under the health, life and disability plans as adopted by the Bank which shall be no less favorable than those in effect on the Effective Date of this Agreement. The Bank agrees to continue such health coverage until both the Employee and his spouse are eligible for coverage by Medicare. When both the Employee and his spouse become eligible for Medicare coverage, the Bank agrees to pay for supplemental coverage for both the Employee and his spouse until the death of the Employee and his spouse. The Employee shall be entitled to a life insurance policy on his life in the maximum amount established by the group life insurance plan from time to time which amount shall be no less than the limit on the Effective Date of three times his annual salary (subject to a $350,000 maximum), provided at the Bank's cost. The Employee shall also be entitled to a life insurance policy on his life in the amount established by the Bank's insurance program for executive officers from time to time. The Bank shall continue to pay to the Employee the annual premiums, which are required to keep the life insurance policy in force, on behalf of the Employee pursuant to the Bank's insurance program for executive officers.

               (c) Expenses and Membership. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement, upon substantiation of such expenses in accordance with the policies of the Bank. In addition, the Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by him to satisfy his continuing legal education requirements for his license to practice law in the State of Indiana. So long as the Employee is employed by the Bank pursuant to this Agreement, the Employee shall be entitled to continue his memberships in the American, Indiana and Terre Haute Bar Associations, the American and Indiana Trial Lawyers Associations and the Country Club of Terre Haute, and Bank shall continue to pay or reimburse the Employee for the dues and assessments for such memberships.

               (d) Automobile. So long as the Employee is employed by the Bank pursuant to this Agreement, the Employee shall be entitled to continue to use a Bank-owned automobile of commensurate quality and value as that presently used by him on the same terms and conditions in effect with respect to such use on the Effective Date of this Agreement. The Bank shall provide and pay the premiums for full insurance coverage on the automobile. Such insurance coverage shall be no less than the coverage provided on the Effective Date of this Agreement. The Bank shall also pay for the cost of maintenance and repair of the automobile. All benefits referenced in this Section 4(d) are collectively referred to hereinafter as "Automobile Benefits."

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               (e) Vacation, Sick Leave and Disability. The Employee shall be entitled to thirty (30) days vacation annually and shall be entitled to the same sick leave and disability leave as other employees of the Bank.

               The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board or permitted for other employees of the Bank.

               In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine and to attend the continuing legal education seminars contemplated by Section 4(c) hereof. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.
               (f) Other Policies. All other matters relating to the employment of the Employee by the Bank not specifically addressed in this Agreement shall be subject to the general policies regarding employees of the Bank as in effect from time to time.

        5. Term of Employment. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under the terms of this Agreement, for the period commencing on the Effective Date and ending sixty months thereafter (or such earlier date as is determined in accordance with Section 8). Additionally, on each annual anniversary date from the Effective Date, the Employee's term of employment shall be extended for an additional one-year period beyond the then effective expiration date, provided the Board determines in a duly adopted resolution that this Agreement shall be extended. Only those members of the Board who have no personal interest in this Agreement shall discuss and vote on the approval, subsequent review and extension of this Agreement. The initial term of this Agreement and all extensions thereof are hereinafter referred to individually and collectively as the "Term."


        6.     Covenants.

               (a)    Loyalty.

                      (i) During the period of his employment hereunder and
               except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all of his full business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Employee may serve on the Boards of Directors of, and hold any other offices or positions in, companies or organizations, and may perform legal services either directly or as a result of an of counsel or analogous position with a law firm for clients which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.

                      (ii) Nothing contained in this Section 6 shall be deemed
               to prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

               (b) Nonsolicitation. The Employee hereby understands and acknowledges that, by virtue of his position with the Bank, he will have advantageous familiarity and personal contacts with the Bank's customers, wherever located, and the business, operations and affairs of the Bank. Accordingly, while the Employee is employed by the Bank, and at all locations for a period of one (1) year after


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        termination of the Employee's employment with the Bank for any reason
        (whether with or without cause or whether by the Bank or the Employee) or the expiration of the Term, the Employee shall not, directly or indirectly, or individually or jointly, (i) solicit in any manner, seek to obtain or service the business of any party which is a customer of the Bank at the time of such termination or any party which was a customer of the Bank during the one (1) year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Bank to terminate, reduce, limit or change their business or relationship with the Bank, or (iii) induce, request or attempt to influence any employee of the Bank to terminate his employment with the Bank.

               For purposes of this Agreement, the term "solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, which encourages or requests any person or entity, in any manner, to cease doing business with the Bank.

               (c) Noncompetition. During the period of his employment hereunder, and for a period of two (2) years following the termination hereof, the Employee shall not, directly or indirectly:

               (i) as owner, officer, director, stockholder, investor, proprietor, organizer or otherwise, engage in the same trade or business as the Bank, as conducted on the date hereof, which would conflict with the interests of the Bank or in a trade or business competitive with that of the Bank, which would conflict with the interests of the Bank, as conducted on the date hereof; or

               (ii) offer or provide employment (whether such employment is with the Employee or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within one (1) year prior to such offer or provision of employment has been, a management-level employee of the Bank. This subsection 6(c)(ii) shall only apply in the event the Employee voluntarily terminates his employment with the Bank.

               The restrictions contained in this paragraph upon the activities of the Employee following termination of employment shall be limited to the following geographic areas (hereinafter referred to as "Restricted Geographical Area"):

               (1)    Terre Haute, Indiana; and

               (2)    The thirty mile radius of Terre Haute, Indiana.

               Nothing contained in this Section 6(c) shall prevent the Employee from engaging in the practice of law within the Restricted Geographical Area. In addition, nothing contained in this Section 6(c) shall prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

               If the Employee does not comply with the provisions of this
        Section 6, the two (2) year period of non-competition provided herein shall be tolled and deemed not to run during any period(s) of noncompliance, the intention of the parties being to provide two (2) full years of non-competition by the Employee after the termination or expiration of this Agreement.

               (d) Nondisclosure. The term "Confidential Information" as used herein shall mean any and all customer lists, computer hardware, software and related material, trade secrets (as defined in I.C. 24-2-3-2), know-how, skills, knowledge, ideas, knowledge of customer's commercial requirements, pricing methods, sales and marketing techniques, dealer relationships and agreements, financial information, intellectual property, codes, research, development, research and development programs, processes, documentation, or devices used in or pertaining to the Bank's business (i) which relate in any way to the Bank's business, products or processes; or (ii) which are discovered, conceived, developed or reduced to


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        practice by the Employee, either alone or with others either during the
        Term, at the Bank's expense, or on the Bank's premises.

                      (i) During the course of his services hereunder the
               Employee may become knowledgeable about, or become in possession of, Confidential Information. If such Confidential Information were to be divulged or become known to any competitor of the Bank or to any other person outside the employ of the Bank, or if the Employee were to consent to be employed by any competitor of the Bank or to engage in competition with the Bank, the Bank would be irreparably harmed. In addition, the Employee has or may develop relationships with the Bank's customers which could be used to solicit the business of such customers away from the Bank. The Bank and the Employee have entered into this Agreement to guard against such potential harm.

                      (ii) The Employee shall not, directly or indirectly, use
               any Confidential Information for any purpose other than the benefit of the Bank or communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Employee's service as a consultant or as an employee of the Bank. The covenant contained in this Section 6(d) shall be binding upon the Employee during the Term and following the termination hereof until either (i) such Confidential Information becomes obsolete; or (ii) such Confidential Information becomes generally known in the Bank's trade or industry by means other than a breach of this covenant.

                      (iii) The Employee agrees that all Confidential
               Information and all records, documents and materials relating to such Confidential Information, shall be and remain the sole and exclusive property of the Bank.

               (e) Remedies. The Employee agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Employee of any provision of this
        Section 6. Accordingly, in the event the Bank seeks, under law or in equity, a temporary restraining order, permanent injunction or a decree of specific performance of the provisions of this Section 6, no bond or other security shall be required. The Bank shall be entitled to recover from the Employee, reasonable attorneys' fees and expenses incurred in any action wherein the Bank successfully enforces the provisions of this
        Section 6 against the breach or threatened breach of those provisions by the Employee.

                      (i) The Employee and the Bank acknowledge and agree that
               in the event of termination of this Agreement for any reason whatsoever, the Employee can obtain other engagements or employment of a kind and nature similar to that contemplated herein outside the Restricted Geographical Area and that the issuance of an injunction to enforce the provisions of this
               Section 6 will not prevent him from earning a livelihood.

                      (ii) The covenants on the part of the Employee contained
               in this Section 6 are essential terms and conditions to the Bank entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.

               (f) Surrender of Records. Upon termination of the Employee's employment for any reason, the Employee shall immediately surrender to the Bank any and all computer hardware, software and related materials, records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams or other written or printed material (including any and all copies made at any time whatsoever) in his possession or control which pertain to the business of the Bank or its affiliates including any Confidential Information in the Employee's personal notes, address books, calendars, rolodexes, personal data assistants, etc.

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        7.     Standards. The Employee shall perform his duties under this
Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide the Employee with the working facilities and staff commensurate with his position or positions and necessary or advisable for him to perform his duties.

        8. Termination and Termination Pay. Subject to Section 10 hereof, the Employee's employment hereunder may be terminated under the following circumstances:

               (a) Death. The Employee's employment shall terminate upon his death during the Term of this Agreement, in which event the Employee's estate or designated beneficiaries shall be entitled to receive the base salary, bonuses, vested rights, and Employee Benefits due the Employee through the last day of the calendar month in which his death occurred. Any benefits payable under insurance, health, retirement, bonus, incentive (including, but not limited to, the LTIP), performance or other plans as a result of the Employee's participation in such plans through such date shall be paid when due under those plans.

               (b)    Disability.

                      (i) The Bank may terminate the Employee's employment, as a result of the Employee's Disability, in a manner consistent with the Bank's and the Employee's rights and obligations under the Americans with Disabilities Act or other applicable state and federal laws concerning disability. For the purpose of this Agreement, "Disability" means a physical or mental condition which substantially limits the Employee's ability to perform the essential functions of his position and which results in the Employee becoming eligible for long-term disability benefits under the Bank's long-term disability plan.

                      (ii) During any period that the Employee shall receive
               disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank.

                      (iii) In the event of Employee's termination of employment by the Bank due to Disability, the Employee shall be entitled to receive the base salary, bonuses, vested rights, and Employee Benefits due the Employee through his date of termination. Any benefits payable under insurance, health, retirement, bonus, incentive (including, but not limited to, the LTIP), performance or other plans as a result of Employee's participation in such plans through such date of termination shall be paid when due under those plans.

               (c) Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive any base salary, bonuses or other Employee Benefits, except as provided by law, whatsoever for any period after his termination for Just Cause. However, the vested rights of the Employee as of his date of termination shall not be affected. Termination for "Just Cause" shall mean termination because of:


                  An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Employee in the course of his employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Bank;

                  (ii) Intentional wrongful damage by the Employee to the business or property of the Bank, causing material harm to the Bank;

                  (iii) Breach by the Employee of any confidentiality or non-disclosure agreement in effect from time to time with the Bank;

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                  (iv) Gross negligence or insubordination by the Employee in the performance of his duties;

                       (v) Removal or permanent prohibition of the Employee from
               participating in the conduct of Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12USC1818(e)(4) and (g)(1).

               Notwithstanding the foregoing, in the event of termination for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination, finding that in the good faith opinion of the Board the Employee was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail. If, following such meeting, the Employee is reinstated, he shall be entitled to receive the base salary, bonuses, all Employee Benefits, and all other fringe benefits provided for under this Agreement for the period following termination and continuing through reinstatement as though he was never terminated.

        (d) Without Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs within the time period set forth in Section 10(a) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):

               (i) the base salary provided pursuant to Section 2 hereof as in effect on the date of termination, through the Expiration Date of this Agreement as determined pursuant to Section 5 hereof (including any renewal or extension of this Agreement) (the "Expiration Date");

               (ii) an amount equal to the bonuses received by or payable to the Employee in the calendar year prior to the calendar year in which the Employee is terminated, for each year remaining through the Expiration Date; and

               (iii)   at the Employee's election, either:

                       (A) cash in an amount equal to the cost to the
               Employee of obtaining all Employee Benefits (as defined in Section 4(a)) and health insurance coverage for the Employee, his spouse and child living in the Employee's household and medicare supplement insurance, and life insurance (as described in Section 4(b)), professional and club dues, the cost of Employee's continuing legal education requirements, all Automobile Benefits (as defined in Section 4(d)) and other benefits which the Employee would have been eligible to participate in or receive through the Expiration Date, based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment; or

                       (B) continued participation in such benefit plans and
               programs listed in subparagraph A above, which the Employee would have been eligible to participate in or receive through the Expiration Date, based upon benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination, but only to the extent the Employee continues to qualify for participation therein. In elaboration of, but not in limitation of, the foregoing, the Employee shall be entitled to receive, in cash, an amount equal to the cost to the Employee of obtaining any benefits he would otherwise have been eligible to receive under the Bank's benefit plans or programs listed in subparagraph A above had he continued to accrue service (for vesting and benefit accrual purposes) and compensation under those plans through the Expiration Date, if he is not permitted to continue to participate in those plans through the Expiration Date. The Employee shall also be entitled to receive an amount necessary to provide any cash payments received under this
               Section 8(d)(iii)(B) due to his inability to continue participation in any of the benefit plans or programs under this
               Section 8(d)(iii)(B), net of all income and payroll taxes that would not have been payable by the Employee had he been able to continue participation in the benefit plan or program instead of receiving cash in lieu thereof.

               Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under Subsection (d) of this Section 8 shall be reduced to the extent that on the date of the Employee's termination of employment, the present value of the benefits payable under Subsections (d)(i),(ii), and (iii) of this Section 8 exceed any limitation on severance benefits that is imposed by the Office of the Comptroller of the Currency (the "OCC") on such benefits.

               All amounts payable to the Employee shall be paid, at the option of the Employee, either (1) in periodic payments through the Expiration Date, or (2) in one lump sum within ten (10) days of such termination. If Employee elects periodic payments and he dies prior to the Expiration Date, those payments will continue to be paid to his estate or designated beneficiaries, or their successors in interest, through the Expiration Date.

        (e) Voluntary for Good Reason. The Employee may voluntarily terminate his employment under this Agreement for Good Reason, and the Employee shall thereupon be entitled to receive the same amount payable under Section 8(d) hereof, within thirty (30) days following his date of termination. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing (unless such voluntary termination occurs within the time period set forth in Section 10(b) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):

               (i) the requirement that the Employee move his personal residence;

               (ii) a reduction of 10% or more in the Employee's base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank;

               (iii) the removal of the Employee from participation in any incentive compensation (including, but not limited to, the LTIP) or performance-based compensation plans or bonus plans unless the Bank terminates participation in the plan or plans with respect to all other executive officers of the Bank;

               (iv) the failure by the Bank to continue to provide the Employee with the base salary, bonuses or benefits provided for under Sections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those Sections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive the Employee of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank;

               (v) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;

               (vi) a failure to elect or re-elect the Employee to the Board or a failure on the part of First Financial Corporation to honor its obligation to nominate Employee to the Board of Directors of First Financial Corporation;

               (vii) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank; or

               (viii) a material reduction in the secretarial or administrative support of the Employee.

               Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under Subsection (e) of this Section 8 shall be reduced to the extent that on the date of the Employee's termination of employment, the present value of the benefits payable under Subsections (d)(i), (ii) and (iii) of this Section 8 exceed any limitation on severance benefits that is imposed by the OCC on such benefits.

        (f) Voluntary Termination by Employee. Subject to Section 10 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least ninety (90) days' prior written notice to the Board of Directors, in which case the Employee shall receive only his base salary, bonuses, vested rights and benefits up to the date of his termination (unless such termination occurs pursuant to Section 10(b) hereof, in which event the benefits, bonuses and base salary provided for in Section 10(a) shall apply).

        (g)    Termination or Suspension Under Federal Law.

               (i) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the Employee shall not be affected.

               (ii) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; but the vested rights of the Employee shall not be affected.

               (iii) All obligations under this Agreement shall terminate, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of the Bank; (A) by the OCC or its designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the OCC, or its designee, at the time that the OCC or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the Employee.

               (iv) If a notice served under Section 8(e)(3) or (g)(1) or the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. However, the vested rights of the Employee as of the date of suspension will not be affected. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

        9. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

        10.    Change in Control.

        (a)    Change in Control; Involuntary Termination.

               (1) Notwithstanding any provision herein to the contrary, if the Employee's employment under this Agreement is terminated by the Bank, without the Employee's prior written consent and for a reason other than Just Cause, in connection with or within twelve (12) months after a Change in Control, as defined in Section 10(a)(4), the Employee shall be paid the greater of:

                       (i) The total amount payable under Section 8(d) hereof; or

                       (ii) The product of 2.99 times the sum of his base salary in effect as of the date of the Change in Control plus an amount equal to the bonuses received by or payable to the Employee in the calendar year prior to the year in which the Change in Control occurs; and at the Employee's election, either:

                                    (A)   cash in an amount equal to the cost to
                              the Employee of obtaining all Employee Benefits (as defined in Section 4(a)), medicare supplement insurance (as described in Section 4(b)), professional and club dues, the cost of Employee's continuing legal education requirements, all Automobile Benefits (as defined in Section 4(d)) and other benefits which the Employee would have been eligible to participate in or receive, for a period of 3 years, commencing on the date of termination, or based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment; or

                                    (B)   continued participation in the Bank
                              benefit plans and programs listed in Section
                              10(a)(1)(ii)(A) above, but only to the extent the Employee continues to qualify for participation therein, for a period of 3 years, commencing on the date of termination based upon benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination. In elaboration of, but not in limitation of the foregoing, the Employee shall be entitled to receive, in cash, an amount equal to the cost to the Employee of obtaining any benefits he would otherwise have been eligible to receive under the Bank's benefit plans or programs listed in Section 10(a)(1)(ii)(A) above had he continued to accrue service (for vesting and benefit accrual purposes) and compensation under those plans for a period of three (3) years, commencing on the date of termination, if he is not permitted to continue to participate in those plans for the three (3) year period.
                              The Employee shall also be entitled to receive under this Section 10(a)(1)(ii)(B) an amount necessary to provide any cash payments under this Section 10(a)(1)(ii)(B) net of all income and payroll taxes that would not have been payable by the Employee had he been able to continue participation in the benefit plan or program instead of receiving cash in lieu thereof.

        All amounts shall be paid in one lump sum within ten (10) days of such termination, except to the extent that the Bank is required to permit Employee's continued participation in the Bank benefit plans and programs through the Expiration Date or the three (3) year period, as the case may be, as permitted by their terms.

               (2) To the extent payments received based on the Employee's termination within 12 months after a Change in Control are considered "excess parachute payments" pursuant to the Code Section 280G, the provisions of "Internal Revenue Code Section 280G Gross-Up" below shall apply.
               (3)    Internal Revenue Code Section 280G Gross-Up.

                      (i) Additional Payment to Account for Excise Taxes. If, as a result of a Change in Control, the Employee becomes entitled to the amount payable under Section 10(a) of this Agreement, or under any other benefit, compensation, or incentive plan (including, but not limited to, the LTIP) or arrangement of or with the Bank or First Financial Corporation (collectively, the Total Benefits), and if any part of the Total Benefits is subject to the Excise Tax under Code Sections 280G and 4999 (the "Excise Tax"), the Bank or First Financial Corporation shall pay to the Employee the following additional amounts, consisting of
               (A) a payment equal to the Excise Tax payable by the Employee on the Total Benefits under Code Section 4999 (the "Excise Tax Payment"), and (B) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (A) and (B) are referred to herein as the "Gross-Up Payments."

                      (ii) Calculating the Excise Tax. Determination of whether any of the Total Benefits will be subject to the Excise Tax and the determination of the amount of the Excise Tax shall be made in accordance with the following:

                             (A) Determination of Parachute Payments Subject to the Excise Tax. Any payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment (whether under the terms of this Agreement or any benefit plan or arrangement with First Financial Corporation, the Bank, any person whose actions result in a Change in Control or any person affiliated with First Financial Corporation, the Bank or such person) shall be treated as "parachute Payments" within the meaning of Code Section 280G(b)(2), and all "excess parachute payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the nationally recognized certified public accounting firm, retained by the Bank or First Financial Corporation as of the date immediately before the change in Control (the "Accounting Firm"), such payments or benefits do not constitute, in whole or in part, parachute payments, or such excess parachute payments represent, in whole or in part, reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) or are otherwise not subject to the Excise Tax.

                             (B) Calculation of Benefits Subject to Excise Tax. The amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (2) the amount of excess parachute payments within the meaning of Code Section 280G(b)(1) (after applying clause (A), above).

                             (C) Value of Noncash Benefits and Deferred Payment. The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Code Sections 280G(d)(3) and (4).

                     (iii) Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payments, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date on which such gross up payments are to be made, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Code Section 68 in the amount of itemized deductions allowable to the Employee applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Employee, and applicable federal FICA and Medicare withholding taxes.)

                      (iv) The Accounting Firm Shall Determine Whether a Gross-Up Payment is Required. Subject to paragraphs (i) through
               (iii) above, all determinations required to be made under paragraphs (i) through (viii), including whether and when a Gross-Up Payment is required, the amount of the Gross-Up Payment and the assumptions to be used to arrive at the determination (collectively, the "Determination"), shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to the Bank or First Financial Corporation and to the Employee within 15 business days after the Determination has been made, or such earlier time as is requested by the Bank, First Financial Corporation or the Employee.

                      (v) Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Bank or First Financial Corporation.

                      (vi) Accounting Firm's Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Employee, the Accounting Firm shall furnish the Employee with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the

               Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

                      (vii) Accounting Firm's Determination is Binding. The Determination by the Accounting Firm shall be binding on the Bank, First Financial Corporation and the Employee.

                      (viii) Underpayment and Overpayment. Because of the
               uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that Gross-Up Payments that should have been made will not have been made by the Bank or First Financial Corporation ("Underpayment"), or that Gross-Up Payments will be made that should not have been made by the Bank or First Financial Corporation ("Overpayment").

                      If, after a Determination by the Accounting Firm, the
               Employee is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with any interest and penalties imposed by the Internal Revenue Service shall be paid promptly by the Bank or First Financial Corporation to or for the benefit of the Employee.

                      If the amount of the Gross-Up Payments exceeds the amount
               necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment shall be repaid promptly by the Employee. Provided that his expenses are reimbursed by the Bank or First Financial Corporation, the Employee shall cooperate with any reasonable requests by the Bank or First Financial Corporation in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

                      (ix) Accounting Firm Conflict of Interest. If the
               Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized certified public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used herein shall be deemed to refer to the accounting firm appointed by the Employee under this paragraph). The Bank or First Financial Corporation shall pay all fees and expenses of the Accounting Firm appointed by the Employee.

               (4)    "Change in Control" shall be deemed to have occurred if:
                      (i) During any period of two consecutive years, individuals who constitute the Bank's or First Financial Corporation's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that - for purposes of this Subsection 10(4)(i) - each Director who, by a vote of at least two-thirds (2/3) of the Directors who were Directors at the beginning of the period, is first (i) nominated by the Bank's or First Financial Corporation's Board of Directors for election by stockholders, or (ii) elected to fill a vacancy on the respective Board of Directors, shall be deemed to have been a Director at the beginning of the two-year period.

                      (ii) the Bank or First Financial Corporation transfers substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Bank or First Financial Corporation;

                      (iii) the Bank or First Financial Corporation sells substantially all of the assets of a subsidiary or affiliate which, at the time of such sale, is the principal employer of the Employee; or

                      (iv) any "person" including a "group", who as of the Effective Date of this Agreement owns less than 20% of the combined voting power of the outstanding equity securities of the Bank or First Financial Corporation, is or becomes the "beneficial owner," directly or indirectly, of equity securities of the Bank or First Financial Corporation representing

               20% or more of the combined voting power of the outstanding equity securities of the Bank or First Financial Corporation (with the terms in quotation marks having the meaning set forth in the federal securities laws); or

                      (v) the Bank or First Financial Corporation is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former stockholders of the Bank or First Financial Corporation.

        Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under Subsection(a) of this Section 10 shall be reduced to the extent that on the date of the Employee's termination of employment, the amount payable under Subsection(a) of this Section 10 exceeds any limitation on severance benefits that is imposed by the OCC.

        (b) Change in Control; Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a Change in Control of the Bank or First Financial Corporation, as defined in paragraph (a)(4) of this Section 10, and the Employee shall thereupon be entitled to receive the payment described in Sections 10(a)(1), (2) and (3) of this Agreement, within thirty (30) days following the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing. However, during such thirty (30) day period, the Bank shall not allow the Employee's participation in any Employee Benefits to lapse and shall continue to provide the Employee with the Automobile Benefits described in
Section 4(d), reimbursement or payment of professional and club dues, and the cost of the Employee's continuing legal education requirements.

               (i) the requirement that the Employee perform his principal executive functions more than thirty (30) miles from his Terre Haute, Indiana office.

               (ii) a reduction of 10% or more in the Employee's base salary as in effect on the date of the Change in Control or as the same may be changed by mutual agreement from time to time, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank;

               (iii) the removal of the Employee from participation in any incentive (including, but not limited to, the LTIP) or performance-based compensation plans or bonus plans unless the Bank terminates participation in the plan or plans with respect to all other executive officers of the Bank;

               (iv) the failure by the Bank to continue to provide the Employee with the base salary, bonuses or benefits provided for under Sections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those Sections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive the Employee of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank;

               (v) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;

               (vi) a failure to elect or re-elect the Employee to the Board or a failure on the part of First Financial Corporation or its successor to honor any obligation to nominate Employee to the Board of Directors of First Financial Corporation or its successor;

               (vii) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank; or

               (viii) a material reduction in the secretarial or administrative support of the Employee.

        (c) Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
               Section 1828(k) and any regulations promulgated thereunder.

        (d)    Trust.

               (1) Within five business days before or after a Change in Control as defined in Section 10(a)(4) of this Agreement which was not approved in advance by a resolution of a majority of the Directors of the Bank, the Bank shall (i) deposit, or cause to be deposited, in a grantor trust (the "Trust"), designed to conform with Revenue Procedure 93-64 (or any successor) and having a trustee independent of the Bank, an amount equal to the amounts which would be payable in a lump sum under Sections 10(a)(1), (2) and (3) hereof if those payment provisions become applicable, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

               (2) During the twelve (12) consecutive month period following the date on which the Bank makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee, in a single sum, the amount designated in the notice as being payable pursuant to Sections 10(a)(1), (2) and (3). Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail, return receipt requested. On the tenth (10th) business day after mailing said notice to the Bank, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment. In the latter event, the trustee shall submit the dispute, within ten (10) days of receipt of the notice from the Bank, to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to Sections 10(a)(1), (2) and (3) hereof, and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator. The trustee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his or her determination. The Employee, the Bank and the trustee shall be bound by the results of the arbitration and, within three (3) days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

               (3) Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date twelve (12) months after the date on which the Bank makes the deposit referred to in the first paragraph of this subsection (d)(1), the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement. However, the termination of the Trust shall not operate as a forfeiture or relinquishment of any of the Employee's rights under the terms of this Agreement. Furthermore, in the event of a dispute under Section 10(d)(2) above, the trustee of the Trust shall continue to hold, in trust, the deposit referred to in Section 10(b)(1) until a final decision is rendered by the arbitrator pursuant to Section 10(b)(2) above.

        (e) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement or the obligations thereunder, including this Section 10, whether instituted by formal legal proceedings or submitted to arbitration pursuant to Section 10(d)(2), including any action that the Employee takes to enforce the terms of this Section 10 or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee or, in the event of arbitration pursuant to Section 10(d)(2), a determination is made by the arbitrator that the expenses should be paid by the Bank. Such reimbursement shall be paid within ten (10) days of Employee's furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

        Should the Employee fail to obtain a final judgment in favor of the Employee and a final judgment or arbitration decision is entered in favor of the Bank and if decided by arbitration, the arbitrator, pursuant to Section 10(d)(2), determines the Employee to be responsible for the Bank's expenses, then the Bank shall be reimbursed for all costs and expenses, including reasonable attorneys' fees arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten (10) days of the Bank furnishing to the Employee written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Bank.

        11. Stock Options. First Financial Corporation will permit the Employee or his personal representative(s) or heirs, during a period of three months following Employee's termination of employment by the Bank for the reasons set forth in Subsections 8(d), 8(e), 10(a) or 10(b), to require First Financial Corporation, upon written request, to purchase all outstanding, unexpired stock options previously granted to the Employee under any stock option plan then in effect to the extent the options are vested at a cash purchase price equal to the amount by which the aggregate "fair market value" of the shares subject to such options exceeds the aggregate option price for such shares. For purposes of this Agreement, the term "fair market value" shall mean the higher of (a) the average of the highest asked prices for shares in the over-the-counter market as reported on the NASDAQ system or other exchange if the shares are traded on such system for the 30 business days preceding such termination, or (b) the average per share price actually paid for the most highly priced 1% of the shares acquired in connection with the Change of Control by any person or group acquiring such control.

        12. Federal Income Tax Withholding. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or governmental regulation or ruling.

        13.    Successors and Assigns.

               (a) Bank. This Agreement shall not be assignable by the Bank, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

               (b) Employee. Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

               (c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

        14. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by the Bank, First Financial Corporation and the Employee, except as herein otherwise specifically provided.

        15. Applicable Law. Except to the extent preempted by federal law, the laws of the State of Indiana, without regard to that State's choice of law principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

        16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        17. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire Agreement between the parties hereto.

        18. Construction. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        19. Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.

        20. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given (a) if hand delivered, upon delivery to the party, or (b) if mailed, two (2) days following deposit of the notice or communication with the United States Postal Service by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Employee:  Norman L. Lowery
                                    93 Allendale
                                    Terre Haute, Indiana 47802

               If to the Bank:      Terre Haute First National Bank
                                    Attn: Michael A. Carty
                                    One First Financial Plaza
                                    P.O. Box 540
                                    Terre Haute, Indiana 47808-0540

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        IN WITNESS WHEREOF, the parties have executed this Agreement on this 10th day of July, 2002.


                                    TERRE HAUTE FIRST NATIONAL BANK



                                    SIGNATURE
                                    Michael A. Carty, Secretary/Treasurer
ATTEST
Signature
Thomas G. Woodason
Title: Controller


                                    EMPLOYEE


                                    Signature
                                    Norman L. Lowery



        The undersigned, First Financial Corporation, sole shareholder of the Bank, agrees that if it shall be determined for any reason that any obligation on the part of the Bank is unenforceable for any reason, First Financial Corporation agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee or to satisfy any such obligation pursuant to the terms of this Agreement. The undersigned further agrees to nominate Employee to the Board of Directors of First Financial Corporation during the term of this Agreement.

                                    FIRST FINANCIAL CORPORATION

                                    Signature
                                    Donald E. Smith, President

ATTEST
Signature Michael A. Carty
Title: Secretary /Treasurer